EXHIBIT 21.1

Subsidiaries of Company

Name of Subsidiary                      Jurisdiction of Incorporation
Star Circuits, Inc.                     South Dakota
MSC Technologies, Inc.                  South Dakota
Sports Link, Ltd.                       South Dakota
Daktronics Canada, Inc.                 Canada
Daktronics, GmbH                        Germany
Daktronics UK, Ltd                      Great Britain
Daktronics Hong Kong Ltd                Hong Kong